10.1
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
CONCERNING RECLAMATION DISPUTES
Avista Corporation, NorthWestern Corporation, dba NorthWestern Energy, PacifiCorp, Portland General Electric Company, PPL Montana, LLC and Puget Sound Energy, Inc (collectively, the “Buyers”), on the one hand, and Western Energy Company (“Western”), on the other hand, enter into this Settlement Agreement and Mutual Release Concerning Reclamation Disputes (“Settlement Agreement”) effective March 30, 2010. The Buyers and Western are referred to individually as “Party” and collectively as the “Parties.”
Recitals
Western is the seller and the Buyers are purchasers of coal pursuant to the Amended and Restated Coal Supply Agreement (the “ARCSA”) dated August 24, 1998. Disputes have arisen between the Parties concerning reclamation and associated costs in Area C of the Rosebud Mine including (i) a dispute concerning what constitutes a “mining pit” and/or a “final pit” as those terms are used in section 15 of the ARCSA, (ii) a related dispute concerning charges by Western to the Buyers for reclamation costs previously incurred in Area C North of the Rosebud Mine and associated areas of Area C Central and (iii) a related dispute concerning where final reclamation, as that term is used in section 15 of the ARCSA, will occur in the remaining mining areas of Area C of the Rosebud Mine. The term “final reclamation” as used in this Settlement Agreement refers to that term as used in all subparagraphs of section 15 of the ARCSA. The Parties have resolved these disputes on the terms stated in this Settlement Agreement.
Terms and Conditions
1. Payment. Western shall pay to the Buyers as a group $6,500,000 in two installments. The first installment of $4,664,000 shall be paid no later than 14 calendar days after execution of this Settlement Agreement and shall be made by wire transfer to the accounts and in the shares set forth in Exhibit 1. The second installment of $1,836,000 shall be paid by September 15, 2011 and shall be made by wire transfer to the accounts and in the shares set forth in Exhibit 1. This $6,500,000 payment is made to resolve all disputes between the Parties concerning responsibility for reclamation costs incurred in or concerning Area C North of the Rosebud Mine and associated areas of Area C Central. This payment is a refund of payments for reclamation work that the Parties agree is to be treated as final reclamation work under section 15 of the ARCSA.
It is understood that an overpayment occurred during the calendar year 2007 and that Western will seek a refund of the royalties and production taxes paid on this overpayment, provided, however, that neither of Western’s installments under this Settlement Agreement shall be contingent on its receipt of any such refund.
2. Mutual Releases. The Parties mutually release each other, as well as their respective parents, subsidiaries, affiliates, successors and assigns and the managers, officers, directors and employees of all such entities, from any and all claims for costs associated with reclamation costs performed prior to the date of this Settlement Agreement in Area C North of the Rosebud Mine and associated areas of Area C Central, provided, however, that nothing in this paragraph is intended to or shall release the Parties of their contractual obligations under the ARCSA or this Settlement Agreement with respect to reclamation performed after the date of this Settlement Agreement.

3. Agreements Concerning Reclamation Expenses in Remaining Area C Mining Areas. To avoid future disputes concerning the responsibility of the Parties for reclamation costs under the ARCSA in and associated with the remaining mining areas in Area C (Areas C West, C Central, C East and C South) of the Rosebud Mine, the Parties agree as follows:
A. Identification of Final Pits Under Life of Mine Plan and Attached Map. Attached as Exhibit 2 is a Life of Mine Plan map, on which the Parties have cross-hatched the agreed location of the final pits (the “Final Pits”) that will be the subject of final reclamation in the remaining mining areas of Area C as specified below. The Parties agree that final reclamation costs for purposes of subsections 15.2 and 15.3 of the ARCSA shall include reclamation costs associated with closure of the Final Pits shown on Exhibit 2, the cost of associated final reclamation in the Final Reclamation Zones (as defined in section 3C, below), as well as final reclamation in other locations as set forth in section 3D, below.
B. Identification of Final Pits if Mining Cannot Be Completed as Provided on Exhibit 2. The location and highwall length of the Final Pits shown on Exhibit 2 is approximate because the precise location and highwall length of these Final Pits may change to reflect ultimate tonnages mined under the ARCSA and geologic and regulatory conditions as permits are obtained or modified and mining progresses. Accordingly, the Parties agree that:
i. The location and highwall length of the Final Pits shown on Exhibit 2 may be modified pursuant to either a written agreement between the Parties or pursuant to an Annual Operating Plan (“AOP”) that is reviewed and approved or revised in accordance with the provisions of the ARCSA. Any changes to the locations and highwall lengths of the Final Pits made pursuant to the foregoing sentence shall be set forth in a revised agreed-upon Life of Mine map similar to Exhibit 2.
ii. The location of the Final Pits shown in Exhibit 2 may also be modified by Western without consent of the Buyers as necessary in the normal course of mining to address changed geologic or regulatory conditions so long as such changes do not either affect the highwall length of any Final Pit or Final Pits or otherwise increase the Buyers’ reclamation obligations and Western advises the Buyers in writing within 30 calendar days of encountering the conditions requiring the changes.
iii. If, due to changed geologic or regulatory conditions, it is not possible to conduct mining in accordance with the Life of Mine Plan map in Exhibit 2 without affecting the highwall length of any Final Pit or Final Pits and the Parties are unable to resolve the issue in accordance with the procedures set forth in subparagraph 3B(i), above, then Western shall be permitted to alter the location and highwall length of the Final Pit or Final Pits as necessary in the normal course of mining to address such changed geologic or regulatory conditions, provided that (a) all pits that no longer advance and that have highwalls that are longer than 500 feet in length shall be Final Pits and (b) Western shall conduct the mining in a manner that is actually necessary to address the changed geologic or regulatory conditions and that does not otherwise operate to reduce Western’s final reclamation obligations (for example, by leaving areas of final highwall that are less than 500 feet in length in dragline passes before the dragline pass creating one or more Final Pits (i.e., tag ends)). In addition, Western shall provide the Buyers with a Life of Mine

Plan map similar to Exhibit 2 showing any changes to the locations and highwall lengths of the Final Pits made pursuant to this subparagraph before commencing mining in the area affected by the changes, provided that this obligation shall be deemed satisfied if Western has already provided such a map showing the changes at issue during negotiations pursuant to the procedures set forth in subparagraph 3B(i), above.
iv. Any change in the location of the Final Pits from the location(s) depicted on Exhibit 2 for any reason shall not modify the Parties’ reclamation obligations associated with the Final Pits, notwithstanding their new location(s).
C. Final Reclamation Zone Work. The Final Reclamation Zone is the area including and around a Final Pit, the spoil side grading to the third spoil peak between ramps, the spoil side grading to the sixth spoil peak within the lateral extent of 500 feet on either side of the centerline of a ramp, and the highwalls and endwalls reduced to slopes as dictated by regulatory requirements to tie to the postmine topography approved at the time of closure. The Parties understand that the precise location of a Final Reclamation Zone is potentially subject to change, if the locations of a Final Pit or Final Pits change pursuant to section 3B, above. Nevertheless, except as provided below, the Parties agree that all reclamation work within the boundaries of a Final Reclamation Zone shall be final reclamation, including Final Pit highwall reduction and reclamation, Final Pit endwall reduction and reclamation, Final Pit and ramp road closure and reclamation, spoil grading, soil application and related revegetation, and associated general and administrative and other costs related to such activities. In addition, except as provided below or unless otherwise agreed to in writing, the Parties agree that work to move material into a Final Reclamation Zone from outside a Final Reclamation Zone to achieve the approved post mine topography shall be considered final reclamation. Work shall not be considered final reclamation if it is (i) incidental work necessarily associated with the active removal of coal (as opposed to reclamation) within a Final Reclamation Zone (such as pushing a service road through an existing spoil pile), (ii) the movement of materials to a Final Reclamation Zone in a manner consistent with “good mining practice” as defined in section 1.33 of the ARCSA as part of ongoing mining operations and pursuant to an Approved AOP or (iii) work related to soil replacement outside of the Final Reclamation Zone that constitutes Current Reclamation as that term is used under the ARCSA.
D. Other Final Reclamation Work. Final reclamation also includes reclamation work related to facilities decommissioning and site removal, including the decommissioning of haul and access roads, regardless of where or when it occurs. Final reclamation also includes revegetation, soil removal and/or application (except as provided in section 3C), final ramp reclamation not otherwise covered under section 3C, environmental compliance and monitoring activities and other postmining management, and associated general and administrative and other costs related to such activities that either (i) relate to an individual Final Pit and occur at or after the closure of that Final Pit, or (ii) occur at or after the closure of a mining area within Area C (e.g., Area C East) or Area C as a whole.
E. Definition of “Closure.” For the purposes of section 3D of this Settlement Agreement, “closure” of a Final Pit shall occur when the last coal has been uncovered in the Final Pit, and “closure” of a mining area within Area C or Area C as a whole shall occur when the last coal has been uncovered in the last Final Pit in that mining area or Area C as a whole, provided, however, that the timing of uncovering coal shall not be altered to change Western’s final reclamation obligations, or change the Buyers’ Current Reclamation obligations, under the ARCSA as clarified by this Settlement Agreement.

4. Impact of Settlement Agreement on the ARCSA. This Settlement Agreement clarifies the meaning of the terms “mining pit” and “final pit” as those terms are used in section 15 of the ARCSA and the Parties’ respective related reclamation obligations. It does not otherwise amend or modify the ARCSA, or the definition of final reclamation or current reclamation as used in section 15 of the ARCSA, and nothing in this Settlement Agreement shall be deemed otherwise to alter the Parties’ contractual obligations, including their obligations with respect to current or final reclamation, under the ARCSA.
5. Applicable Law. This Settlement Agreement shall be interpreted under the laws of the state of New York as provided for in the ARCSA.
6. Entire Agreement. This Settlement Agreement represents and is the entire agreement of the Parties, and it may be modified only by a written agreement of all Parties.
7. Counterparts. This Settlement Agreement may be executed in counterparts.

SO AGREED:
WESTERN ENERGY COMPANY		NORTHWESTERN CORPORATION, DBA NORTHWESTERN ENERGY

By:	/s/ Philip Kent Salitros	By:	/s/ David Gates

Its:	President and GM	Its:	VP, Wholesale Operations

AVISTA CORPORATION		PACIFICORP

By:	/s/ Richard L. Storro	By:	/s/ Cindy Crane

Its:	VP of Energy Resources	Its:	Vice President

PUGET SOUND ENERGY, INC		PPL MONTANA, LLC BY AND THROUGH ITS AGENT: PPL ENERGYPLUS, LLC

By:	/s/ Paul M. Wiegand	By:	/s/ Robert Gabbard

Its:	Senior Vice President, Power Generation	Its:	President-PPL EnergyPlus, LLC

PORTLAND GENERAL ELECTRIC COMPANY

By:	/s/ James F. Lobdell

Its:	Vice President